Exhibit 5.1

Robert W. Olson

Senior Vice President, General Counsel and Secretary

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, OH 45202

September 7, 2005

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Re:	Chiquita Brands International, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and as such have represented the Company in connection with the public offering of $225,000,000 aggregate principal amount of the Company’s 8 7/8% Senior Notes due 2015 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 8 7/8% Senior Notes due 2015 of the Company (the “Original Notes”) issued under the Indenture, dated as of June 28, 2005 (the “Indenture”), between the Company and LaSalle Bank National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of June 28, 2005 (the “Registration Rights Agreement”), by and among the Company and Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, Goldman, Sachs & Co., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., ABN Amro Incorporated and Rabo Securities USA, Inc., as placement agents.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such other documents, agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

Chiquita Brands International, Inc.

September 7, 2005

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and except to the extent set forth herein as to the Company with respect to the Exchange Notes, the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that when the Registration Statement becomes effective and the Exchange Notes (in the form examined by me) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Robert W. Olson